Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Tony Voorhees	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509)-927-5345	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE FIRST QUARTER OF FISCAL YEAR 2025

New Program Wins and Improving Gross Margins
Spokane Valley, WA— November 5, 2024 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended September 28, 2024.

For the first quarter of fiscal year 2025, Key Tronic reported total revenue of $131.6 million, compared to $150.1 million in the same period of fiscal year 2024. Revenue in the first quarter of fiscal year 2025 was adversely impacted by customer-driven design and qualification delays of three programs that we believe impacted revenue by approximately $9 million. These delays have since been resolved on two of these programs and shipments have resumed in the second quarter. Production in Key Tronic’s Mexico facilities in the first quarter of fiscal year 2025 increased by approximately 10% sequentially from the prior quarter.

The Company saw significant improvement in its production efficiencies compared to the first quarter of fiscal year 2024, primarily as a result of recent headcount reductions, continued improvements in the supply chain and a favorable decline in the exchange rate of the Mexican Peso. Gross margins were 10.1% and operating margins were 3.4% in the first quarter of fiscal year 2025, up from 7.2% and 2.2%, respectively, in the same period of fiscal year 2024.

Net income was $1.1 million or $0.10 per share for the first quarter of fiscal year 2025, compared to net income of $0.3 million or $0.03 per share for the same period of fiscal year 2024. Adjusted net income was $1.2 million or $0.11 per share for the first quarter of fiscal year 2025, compared to $0.0 million or $0.00 per share for the same period of fiscal year 2024. See “Non-GAAP Financial Measures,” below for additional information about adjusted net income and adjusted net income per share.

“While we did not meet revenue expectations in our first quarter of fiscal 2025 due to unavoidable delays for a few programs, we are pleased to see our improved operating efficiencies, margins, and liquidity,” said Brett Larsen, President and CEO. “The recent workforce reductions in Mexico, trimming of non-profitable programs, and making a concerted effort to improve working capital are starting to pay off. We also continued to reduce our inventories, which are now much more in line with our revenue levels. Over the longer term, we expect that these strategic changes will improve our overall profitability.”

“During the first quarter, we also continued to win new business, including new programs in manufacturing equipment, vehicle lighting, and commercial pest control. We believe we are well positioned for increased growth and profitability in coming periods.”

The financial data presented for the first quarter of fiscal 2025 should be considered preliminary and could be subject to change, as the Company’s independent auditor has not completed their review procedures.

Business Outlook

For the second quarter of fiscal 2025, Key Tronic expects to report revenue in the range of $130 million to $140 million and earnings in the range $0.05 to $0.15 per diluted share. These expected results assume an effective tax rate of 20% in the coming quarter.

Conference Call

Key Tronic will host a conference call to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern) today. A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 888-394-8218 or +1-313-209-4906 (Access Code: 7268667). The Company will also reference accompanying slides that can be viewed with the webcast at www.keytronic.com under “Investor Relations”. A replay will be available at www.keytronic.com under “Investor Relations”.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, China and Vietnam. The Company provides its customers with full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com

Forward-Looking Statements

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to those including such words as aims, anticipates, believes, continues, estimates, expects, hopes, intends, plans, predicts, projects, targets, will, or would, similar verbs, or nouns corresponding to such verbs, which may be forward looking. Forward-looking statements also include other passages that are relevant to expected future events, performances, and actions or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to financial conditions and results, including revenue and earnings, cost savings from headcount reduction and the Mexican Peso exchange rate, demand for certain products and the effectiveness of some of its programs, business from customers and programs, and impacts from operational streamlining and efficiencies. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to: the future of the global economic environment and its impact on our customers and suppliers; the availability of components from the supply chain; the availability of a healthy workforce; the accuracy of suppliers’ and customers’ forecasts; development and success of customers’ programs and products; timing and effectiveness of ramping of new programs; success of new-product introductions; the risk of legal proceedings or governmental investigations relating to the previously reported financial statement restatements and related material weaknesses, the May 2024 cybersecurity incident and the subject of the internal investigation by the Company’s Audit Committee and related or other unrelated matters; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; impact of new governmental legislation and regulation, including tax reform, tariffs and related activities, such trade negotiations and other risks; and other factors, risks, and uncertainties detailed from time to time in the Company’s SEC filings.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared in accordance with generally accepted accounting principles in the United States (GAAP), we use certain non-GAAP financial measures, adjusted net income and adjusted net income per share, diluted. We provide these non-GAAP financial measures because we believe they provide greater transparency related to our core operations and represent supplemental information used by management in its financial and operational decision making. We exclude (or include) certain items in our non-GAAP financial measures as we believe the net result is a measure of our core business. We believe this facilitates operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain income and expense items that would not otherwise be apparent on a GAAP basis. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. Our non-GAAP financial measures may be different from those reported by other companies. See the table below entitled “Reconciliation of GAAP to non-GAAP measures” for reconciliations of adjusted net income to the most directly comparable GAAP measure, which is GAAP net income, and the computation of adjusted net income per share, diluted.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 28, 2024	September 30, 2023
Net sales	$131,558	$150,112
Cost of sales	118,255	139,250
Gross profit	13,303	10,862
Research, development and engineering expenses	2,289	2,241
Selling, general and administrative expenses	6,570	5,784
Gain on insurance proceeds, net of losses	—	(431)
Total operating expenses	8,859	7,594
Operating income	4,444	3,268
Interest expense, net	3,263	3,011
Income before income taxes	1,181	257
Income tax (benefit) provision	57	(78)
Net income	$1,124	$335
Net income per share — Basic	$0.10	$0.03
Weighted average shares outstanding — Basic	10,762	10,762
Net income per share — Diluted	$0.10	$0.03
Weighted average shares outstanding — Diluted	10,762	11,003

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 28, 2024	June 29, 2024
ASSETS
Current assets:
Cash and cash equivalents	$6,555	$4,752
Trade receivables, net of credit losses of $3,129 and $2,918	133,984	132,559
Contract assets	23,626	21,250
Inventories, net	95,845	105,099
Other, net of credit losses of $1,642 and $1,679	28,273	24,739
Total current assets	288,283	288,399
Property, plant and equipment, net	27,910	28,806
Operating lease right-of-use assets, net	14,612	15,416
Other assets:
Deferred income tax asset	18,394	17,376
Other	6,735	5,346
Total other assets	25,129	22,722
Total assets	$355,934	$355,343
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$83,768	$79,394
Accrued compensation and vacation	6,870	6,510
Current portion of long-term debt	3,057	3,123
Other	18,450	15,149
Total current liabilities	112,145	104,176
Long-term liabilities:
Long-term debt, net	109,675	116,383
Operating lease liabilities	9,573	10,312
Deferred income tax liability	74	263
Other long-term obligations	124	219
Total long-term liabilities	119,446	127,177
Total liabilities	231,591	231,353
Shareholders’ equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,762 and 10,762 shares, respectively	47,351	47,284
Retained earnings	78,045	76,921
Accumulated other comprehensive income (loss)	(1,053)	(215)
Total shareholders’ equity	124,343	123,990
Total liabilities and shareholders’ equity	$355,934	$355,343

KEY TRONIC CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP to non-GAAP measures
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 28, 2024	September 30, 2023
GAAP net income	$1,124	$335
Gain on insurance proceeds (net of losses)	—	(431)
Stock-based compensation expense	67	59
Income tax effect of non-GAAP adjustments (1)	(13)	74
Adjusted net income:	$1,178	$37

Adjusted net income per share — non-GAAP Diluted	$0.11	$0.00
Weighted average shares outstanding — Diluted	10,762	11,003

(1) Income tax effects are calculated using an effective tax rate of 20%, which approximates the statutory GAAP tax rate for the presented periods.
5